EXHIBIT 21

SUBSIDIARIES OF THE COMPANY:


NAME                            STATE OF INCORPORATION       PARENT
----                            ----------------------       ------

Ionatron Technology, Inc.       Delaware                     Ionatron, Inc.

North Star Acquisition Corp.    Delaware                     Ionatron, Inc.